Exhibit 99.3

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA WITH RETROSPECTIVE
APPLICATION OF SFAS 123R

Financial statements and supplementary data set forth in this Exhibit 99.3 have been revised from the financial statements and supplementary data included in Item 8 to Humana’s Annual Report on Form 10-K for the year ended December 31, 2005 (the “2005 Form 10-K”) to reflect the retrospective application of Humana’s adoption of Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment, or SFAS 123R. Financial statements and supplementary data set forth below have not been revised to reflect events or developments subsequent to March 3, 2006, the date that Humana filed the 2005 Form 10-K. Revisions are highlighted in blue. For a discussion of events and developments subsequent to the filing date of the 2005 Form 10-K, please refer to the reports and other information Humana has filed with the Securities and Exchange Commission since that date, including Humana’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006.

Humana Inc.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2005	2004
	(in thousands, except share amounts)
Assets
Current assets:
Cash and cash equivalents	$732,016	$580,079
Investment securities	2,354,904	2,145,645
Receivables, less allowance for doubtful accounts of $32,557 in 2005 and $34,506 in 2004:
Premiums	723,190	554,661
Administrative services fees	15,462	24,954
Securities lending collateral	47,610	77,840
Other	333,004	212,958
Total current assets	4,206,186	3,596,137
Property and equipment, net	484,412	399,506
Other assets:
Long-term investment securities	391,035	348,465
Goodwill	1,264,575	885,572
Other	523,406	427,937
Total other assets	2,179,016	1,661,974
Total assets	$6,869,614	$5,657,617
Liabilities and Stockholders’ Equity
Current liabilities:
Medical and other expenses payable	$1,909,682	$1,422,010
Trade accounts payable and accrued expenses	560,550	488,332
Book overdraft	280,005	192,060
Securities lending payable	47,610	77,840
Unearned revenues	120,489	146,326
Current portion of long-term debt	301,254	—
Total current liabilities	3,219,590	2,326,568
Long-term debt	513,790	636,696
Other long-term liabilities	627,360	570,105
Total liabilities	4,360,740	3,533,369
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 179,062,807 shares issued in 2005 and 176,044,649 shares issued in 2004	29,843	29,340
Capital in excess of par value	1,235,888	1,154,437
Retained earnings	1,421,675	1,124,945
Accumulated other comprehensive income	24,832	16,526
Treasury stock, at cost, 15,846,384 shares in 2005 and 15,778,088 shares in 2004	(203,364)	(201,000)
Total stockholders’ equity	2,508,874	2,124,248
Total liabilities and stockholders’ equity	$6,869,614	$5,657,617

The accompanying notes are an integral part of the consolidated financial statements.

Humana Inc.
CONSOLIDATED STATEMENTS OF INCOME

	For the year ended December 31,
	2005	2004	2003
	(in thousands, except per share results)
Revenues:
Premiums	$14,001,591	$12,689,432	$11,825,283
Administrative services fees	259,437	272,796	271,676
Investment and other income	157,099	142,097	129,352
Total revenues	14,418,127	13,104,325	12,226,311
Operating expenses:
Medical	11,651,470	10,669,647	9,879,421
Selling, general and administrative	2,195,604	1,894,336	1,866,531
Depreciation and amortization	128,858	117,792	126,779
Total operating expenses	13,975,932	12,681,775	11,872,731
Income from operations	442,195	422,550	353,580
Interest expense	39,315	23,172	17,367
Income before income taxes	402,880	399,378	336,213
Provision for income taxes	106,150	129,431	112,474
Net income	$296,730	$269,947	$223,739
Basic earnings per common share	$1.83	$1.68	$1.41
Diluted earnings per common share	$1.79	$1.66	$1.38

The accompanying notes are an integral part of the consolidated financial statements.

Humana Inc.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Capital In Excess		Accumulated Other		Total
	Issued Shares	Amount	of Par Value	Retained Earnings	Comprehensive Income	Treasury Stock	Stockholders’ Equity
	(in thousands)
Balances, January 1, 2003	171,335	$28,556	$1,048,832	$631,259	$22,455	$(89,987)	$1,641,115
Comprehensive income:
Net income	—	—	—	223,739	—	—	223,739
Other comprehensive loss:
Net unrealized investment losses, net of $(3,531) tax	—	—	—	—	(5,546)	—	(5,546)
Comprehensive income							218,193
Common stock repurchases	—	—	—	—	—	(44,147)	(44,147)
Restricted stock forfeitures	(72)	(13)	13	—	—	—	—
Stock option exercises	2,646	441	27,598	—	—	—	28,039
Stock option and restricted stock tax benefit	—	—	10,932	—	—	—	10,932
Other stock compensation	—	—	14,682	—	—	158	14,840
Balances, December 31, 2003	173,909	28,984	1,102,057	854,998	16,909	(133,976)	1,868,972
Comprehensive income:
Net income	—	—	—	269,947	—	—	269,947
Other comprehensive loss:
Net unrealized investment losses, net of $(243) tax	—	—	—	—	(383)	—	(383)
Comprehensive income							269,564
Common stock repurchases	—	—	—	—	—	(67,024)	(67,024)
Restricted stock grants	37	6	—	—	—	—	6
Stock option exercises	2,099	350	29,613	—	—	—	29,963
Stock option and restricted stock tax benefit	—	—	2,275	—	—	—	2,275
Other stock compensation	—	—	20,492	—	—	—	20,492
Balances, December 31, 2004	176,045	29,340	1,154,437	1,124,945	16,526	(201,000)	2,124,248
Comprehensive income:
Net income	—	—	—	296,730	—	—	296,730
Other comprehensive income:
Net unrealized investment gains, net of $4,441 tax	—	—	—	—	8,306	—	8,306
Comprehensive income							305,036
Common stock repurchases	—	—	—	—	—	(2,364)	(2,364)
Restricted stock grants	525	88	(83)	—	—	—	5
Restricted stock forfeitures	(16)	(3)	3	—	—	—	—
Stock option exercises	2,509	418	35,960	—	—	—	36,378
Stock option and restricted stock tax benefit	—	—	15,418	—	—	—	15,418
Other stock compensation	—	—	30,153	—	—	—	30,153
Balances, December 31, 2005	179,063	$29,843	$1,235,888	$1,421,675	$24,832	$(203,364)	$2,508,874

The accompanying notes are an integral part of the consolidated financial statements.

Humana Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31,
	2005	2004	2003
	(in thousands)
Cash flows from operating activities
Net income	$296,730	$269,947	$223,739
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	128,858	117,792	126,779
Stock-based compensation	30,153	20,492	14,840
Loss (gain) on sale of property and equipment, net	152	(935)	298
Gain on sale of investment securities, net	(18,323)	(28,206)	(36,651)
(Benefit) provision for deferred income taxes	(39,007)	52,507	33,869
Provision for doubtful accounts	4,566	6,433	7,416
Writedown of property and equipment	—	—	17,233
Changes in operating assets and liabilities excluding the effects of acquisitions:
Receivables	(161,314)	(51,058)	(22,636)
Other assets	(63,962)	3,991	25,110
Medical and other expenses payable	450,297	78,791	130,025
Other liabilities	25,617	56,678	(127,577)
Unearned revenues	(45,610)	(190,759)	(2,686)
Other	1,925	8,388	8,162
Net cash provided by operating activities	610,082	344,061	397,921
Cash flows from investing activities
Acquisitions, net of cash acquired	(402,844)	(141,810)	—
Purchases of property and equipment	(165,846)	(114,096)	(101,268)
Proceeds from sales of property and equipment	4,497	30,491	11,182
Purchases of investment securities	(3,717,916)	(4,106,210)	(4,572,577)
Maturities of investment securities	1,761,588	1,015,144	769,436
Proceeds from sales of investment securities	1,723,015	2,683,749	3,520,064
Change in securities lending collateral	30,230	8,651	(9,674)
Net cash used in investing activities	(767,276)	(624,081)	(382,837)
Cash flows from financing activities
Borrowings under credit agreement	494,000	—	—
Repayments under credit agreement	(294,000)	—	—
Net conduit commercial paper (repayments) borrowings	—	—	(265,000)
Proceeds from issuance of senior notes	—	—	299,139
Proceeds from swap exchange	—	—	31,556
Debt issue costs	—	(1,954)	(3,331)
Change in book overdraft	87,945	(26,994)	124,172
Change in securities lending payable	(30,230)	(8,651)	9,674
Common stock repurchases	(2,364)	(67,024)	(44,147)
Tax benefit from stock-based compensation	15,545	3,748	15,219
Proceeds from stock option exercises and other	38,235	29,570	27,681
Net cash provided by (used in) financing activities	309,131	(71,305)	194,963
Increase (decrease) in cash and cash equivalents	151,937	(351,325)	210,047
Cash and cash equivalents at beginning of year	580,079	931,404	721,357
Cash and cash equivalents at end of year	$732,016	$580,079	$931,404
Supplemental cash flow disclosures:
Interest payments	$45,258	$30,779	$18,096
Income tax payments, net	$179,300	$51,086	$59,622
Details of businesses acquired in purchase transactions:
Fair value of assets acquired, net of cash acquired	$508,443	$243,422
Less: Fair value of liabilities assumed	(105,599)	(101,612)
Cash paid for acquired businesses, net of cash acquired	$402,844	$141,810

The accompanying notes are an integral part of the consolidated financial statements.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  REPORTING ENTITY

Nature of Operations

Headquartered in Louisville, Kentucky, Humana Inc. is one of the nation’s largest publicly traded health benefits companies, based on our 2005 revenues of $14.4 billion. References throughout this document to “we,” “us,” “our,” “Company,” and “Humana,” mean Humana Inc. and its subsidiaries. We offer coordinated health insurance coverage and related services through a variety of traditional and Internet-based plans for employer groups, government-sponsored programs, and individuals. We derived approximately 51% of our premiums and administrative services fees from contracts with the federal government in 2005. Under a federal government contract with the Department of Defense, we provide health insurance coverage to TRICARE members, accounting for approximately 17% of our total premiums and administrative services fees in 2005. Under our federal government contracts with the Centers for Medicare and Medicaid Services, or CMS, we provide health insurance coverage for Medicare Advantage members in Florida, accounting for approximately 20% of our total premiums and administrative services fees in 2005.

We manage our business with two segments: Government and Commercial. The Government segment consists of members enrolled in government-sponsored programs, and includes three lines of business: Medicare Advantage, TRICARE, and Medicaid. The Commercial segment consists of members enrolled in products marketed to employer groups and individuals, and includes three lines of business: fully insured medical, administrative services only, or ASO, and specialty. We identified our segments in accordance with the aggregation provisions of SFAS 131, which is consistent with information used by our Chief Executive Officer in managing our business. The segment information aggregates products with similar economic characteristics. These characteristics include the nature of customer groups and pricing, benefits and underwriting requirements.

The accounting policies of each segment are the same and are described in Note 2. The results of each segment are measured by income before income taxes. We allocate all selling, general and administrative expenses, investment and other income, interest expense, and goodwill, but no other assets or liabilities, to our segments. Members served by our two segments often utilize the same medical provider networks, enabling us to obtain more favorable contract terms with providers. Our segments also share overhead costs and assets. As a result, the profitability of each segment is interdependent.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Our financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America. Our consolidated financial statements include the accounts of Humana Inc., and subsidiaries that the Company controls. All significant intercompany balances and transactions have been eliminated.

The preparation of financial statements in accordance with generally accepted accounting principles requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The areas involving the most significant use of estimates are the estimation of medical expenses payable, the impact of risk sharing provisions related to our TRICARE and Medicare contracts, the valuation and related impairment recognition of investment securities, and the valuation and related impairment recognition of long-lived assets, including goodwill. These estimates are based on knowledge of current events and anticipated future events, and accordingly, actual results may ultimately differ materially from those estimates.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Cash and Cash Equivalents

Cash and cash equivalents include cash, time deposits, money market funds, commercial paper, other money market instruments, and certain U.S. Government securities with an original maturity of three months or less. Carrying value approximates fair value due to the short-term maturity of the investments.

Investment Securities

Investment securities, which consist primarily of debt securities, have been categorized as available for sale and, as a result, are stated at fair value. Fair value of publicly traded debt and equity securities are based on quoted market prices. Non-traded debt securities are priced independently by a third party. Fair value of venture capital debt securities that are privately held are estimated using a variety of valuation methodologies where an observable quoted market price does not exist. Such methodologies include reviewing the value ascribed to the most recent financing, comparing the security with securities of publicly traded companies in a similar line of business, and reviewing the underlying financial performance including estimating discounted cash flows. Investment securities available for current operations are classified as current assets. Investment securities available for our professional liability and long-term insurance product funding requirements, as well as restricted statutory deposits and venture capital investments, are classified as long-term assets. Unrealized holding gains and losses, net of applicable deferred taxes, are included as a component of stockholders’ equity and comprehensive income until realized from a sale or impairment.

For the purpose of determining gross realized gains and losses, which are included as a component of investment and other income in the consolidated statements of income, the cost of investment securities sold is based upon specific identification. We regularly evaluate our investment securities for impairment. We consider factors affecting the issuer, factors affecting the industry the issuer operates within, and general debt and equity market trends. We consider the length of time an investment’s fair value has been below carrying value, the severity of the decline, the near term prospects for recovery to carrying value, and our intent and ability to hold the investment until maturity or market recovery is realized. If and when a determination is made that a decline in fair value below the cost basis is other than temporary, the related investment is written down to its estimated fair value through a charge to earnings.

We participate in a securities lending program to maximize investment income. We loan certain investment securities for short periods of time in exchange for collateral initially equal to at least 102% of the fair value of the investment securities on loan. The fair value of the loaned investment securities is monitored on a daily basis, with additional collateral obtained or refunded as the fair value of the loaned investment securities fluctuates. The collateral, which may be in the form of cash or U.S. Government securities, is deposited by the borrower with an independent lending agent. Any cash collateral is invested by the lending agent according to our investment guidelines, primarily in cash equivalents or other liquid investments. Cash collateral is recorded on our consolidated balance sheet, along with a liability to reflect our obligation to return the collateral. Collateral received in the form of securities is not recorded in our consolidated balance sheet because we do not have the right to sell, pledge or otherwise reinvest securities collateral. Loaned securities continue to be carried as investment securities on the consolidated balance sheets. Revenue, net of related expense, is recorded as investment income.

Receivables and Revenue Recognition

We generally establish one-year commercial membership contracts with employer groups, subject to cancellation by the employer group on 30-day written notice. Our TRICARE contract with the federal government and our contracts with various state Medicaid programs generally are multi-year contracts subject to annual renewal provisions. Our Medicare Advantage contracts with the federal government renew annually.

We bill and collect premium and administrative fee remittances from employer groups and some individual Medicare Advantage members monthly. We receive monthly premiums and administrative fees from the federal government and various states according to government specified reimbursement rates and various contractual terms. Changes in revenues from CMS for our Medicare products resulting from the periodic changes in risk adjustment scores for our membership are recognized when the amounts become determinable and the collectibility is reasonably assured.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Premium revenues are recognized as income in the period members are entitled to receive services, and are net of estimated uncollectible amounts and retroactive membership adjustments. Retroactive membership adjustments result from enrollment changes not yet processed, or not yet reported by an employer group or the government. We routinely monitor the collectibility of specific accounts, the aging of receivables, historical retroactivity trends, as well as prevailing and anticipated economic conditions, and reflect any required adjustments in current operations.

We account for the TRICARE South Region contract under EITF Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables, and as such allocate the consideration to the various components of the contract based on the relative fair value of the components. TRICARE revenues consist generally of (1) an insurance premium for assuming underwriting risk for the cost of civilian health care services delivered to eligible beneficiaries; (2) health care services provided to beneficiaries which are in turn reimbursed by the federal government; and (3) administrative service fees related to claim processing, customer service, enrollment, disease management and other services. We recognize the insurance premium as revenue ratably over the period coverage is provided. Health care services reimbursements are recognized as revenue in the period health services are provided. Administrative services fees are recognized as revenue in the period services are performed. Our TRICARE South contract contains provisions to share the risk associated with financing the cost of health benefits with the federal government. We earn more revenue or incur additional costs based on the variance of actual health care costs versus a negotiated target cost. We defer the recognition of any contingent revenues for favorable variances until the amount is determinable and the collectibility is reasonably assured. We estimate and recognize contingent medical expense for unfavorable variances currently in our results of operations. We continually review the contingent medical expense estimates of future payments to the government for cost overruns and make necessary adjustments to our reserves.

Revenues also may include change orders and bid price adjustments attributable to our TRICARE contracts. Change orders represent equitable adjustments for services not originally specified in the contracts. Bid price adjustments, or BPAs, represent adjustments defined in our former contracts subject to negotiations with the federal government. Revenues for these adjustments are recognized when a settlement amount becomes determinable and the collectibility is reasonably assured.

ASO fees are recognized as income in the period services are performed. Administrative services fees cover the processing of claims, offering access to our provider networks and clinical programs, and responding to customer service inquiries from members of self-funded groups. Under ASO contracts, self-funded employers retain the risk of financing substantially all of the cost of health benefits. However, most ASO customers purchase stop loss insurance coverage from us to cover catastrophic claims or to limit aggregate annual costs. Accordingly, we have recorded premiums and medical expenses related to these stop loss arrangements.

 Premium and ASO fee receivables are shown net of allowances for estimated uncollectible accounts and retroactive membership adjustments. Premiums and ASO fees received prior to the service period are recorded as unearned revenues.

Policy Acquisition Costs

Policy acquisition costs are those costs that vary with and primarily are related to the acquisition of new and renewal business. Such costs include broker commissions, costs of policy issuance and underwriting, and other costs we incur to acquire new business or renew existing business. We expense policy acquisition costs related to our employer-group prepaid health services policies as incurred in accordance with the Health Care Organization Audit and Accounting Guide. These short-duration employer-group prepaid health services policies typically have a one-year term and may be cancelled upon 30 days notice by the employer group.

Our health and life policies sold to individuals, when aggregated as a block of policies, are expected to remain in force for an extended period beyond one year because, by law, these contracts are guaranteed renewable. Accordingly, we account for these policies as long-duration insurance products under the provisions of SFAS No. 60, Accounting and Reporting by Insurance Enterprises, or SFAS 60. As a result, we defer policy acquisition costs and amortize them over the estimated life of the policies in proportion to premiums earned. Deferred acquisition costs are regularly reviewed to determine if they are recoverable from future income.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Long-Lived Assets

Property and equipment is recorded at cost. Gains and losses on sales or disposals of property and equipment are included in administrative expense. Certain costs related to the development or purchase of internal-use software are capitalized in accordance with AICPA Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Depreciation is computed using the straight-line method over estimated useful lives ranging from 3 to 10 years for equipment, 3 to 7 years for computer software, and 20 to 40 years for buildings. Improvements to leased facilities are depreciated over the shorter of the remaining lease term or the anticipated life of the improvement.

We periodically review long-lived assets, including property and equipment and other intangible assets, for impairment whenever adverse events or changes in circumstances indicate the carrying value of the asset may not be recoverable. Losses are recognized for a long-lived asset to be held and used in our operations when the undiscounted future cash flows expected to result from the use of the asset are less than its carrying value. We recognize an impairment loss based on the excess of the carrying value over the fair value of the asset. A long-lived asset held for sale is reported at the lower of the carrying amount or fair value less costs to sell. Depreciation expense is not recognized on assets held for sale. Losses are recognized for a long-lived asset to be abandoned when the asset ceases to be used. In addition, we periodically review the estimated lives of all long-lived assets for reasonableness.

Goodwill and Other Intangible Assets

Goodwill represents the unamortized excess of cost over the fair value of the net tangible and other intangible assets acquired. SFAS No. 142, Goodwill and Other Intangible Assets, or SFAS 142, requires that we not amortize goodwill to earnings, but instead requires that we test at least annually for impairment at a level of reporting referred to as the reporting unit and more frequently if adverse events or changes in circumstances indicate that the asset may be impaired. A reporting unit is one level below our Commercial and Government segments. The Commercial segment’s two reporting units consist of health insurance (fully insured and ASO) and specialty products. The Government segment’s three reporting units consist of Medicare Advantage, TRICARE and Medicaid. Goodwill is assigned to the reporting unit that is expected to benefit from a specific acquisition.

SFAS 142 requires a two-step process to review goodwill for impairment. The first step is a screen for potential impairment, and the second step measures the amount of impairment, if any. Impairment tests are performed, at a minimum, in the fourth quarter of each year supported by our long-range business plan and annual planning process. Impairment tests completed for 2005, 2004 and 2003 did not result in an impairment loss.

Other intangible assets primarily relate to acquired subscriber and provider contracts and are included with other long-term assets in the consolidated balance sheets. Other intangible assets are amortized over the useful life, based upon the pattern of future cash flows attributable to the asset. This sometimes results in an accelerated method of amortization for subscriber contracts because the asset tends to dissipate at a more rapid rate in earlier periods. Other than subscriber contracts, other intangible assets generally are amortized using the straight-line method. We review other finite-lived intangible assets for impairment under our long-lived asset policy.

Medical and Other Expenses Payable and Medical Cost Recognition

Medical costs include claim payments, capitation payments, pharmacy costs net of rebates, allocations of certain centralized expenses and various other costs incurred to provide health insurance coverage to members, as well as estimates of future payments to hospitals and others for medical care provided prior to the balance sheet date. Capitation payments represent monthly contractual fees disbursed to primary care physicians and other providers who are responsible for providing medical care to members. Pharmacy costs represent payments for members’ prescription drug benefits, net of rebates from drug manufacturers. Receivables for such pharmacy rebates are included in other current assets in the consolidated balance sheet.

We estimate the costs of our medical claims and other medical expense payments using actuarial methods and assumptions based upon claim payment patterns, medical cost inflation, historical developments such as claim inventory levels and claim receipt patterns, and other relevant factors, and record medical claims reserves for future

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

payments. We continually review estimates of future payments relating to medical claims costs for services incurred in the current and prior periods and make necessary adjustments to our reserves.

We reassess the profitability of our contracts for providing health insurance coverage to our members when current operating results or forecasts indicate probable future losses. We establish a premium deficiency liability in current operations to the extent that the sum of expected future medical costs, claim adjustment expenses, and maintenance costs exceeds related future premiums under contract without consideration of investment income. For purposes of premium deficiencies, contracts are grouped in a manner consistent with our method of acquiring, servicing, and measuring the profitability of such contracts. Losses recognized as a premium deficiency result in a beneficial effect in subsequent periods as operating losses under these contracts are charged to the liability previously established. There were no premium deficiency liabilities recorded at December 31, 2005 and 2004. Because the majority of our member contracts renew annually, we do not anticipate recording a premium deficiency liability, except when unanticipated adverse events or changes in circumstances indicate otherwise.

For our health and life policies sold to individuals and accounted for as long-duration insurance products under the provisions of SFAS 60, medical and other expenses payable include liabilities for future policy benefits for which some of the premium received in the earlier years is intended to pay anticipated benefits to be incurred in future years.

We believe our medical and other expenses payable are adequate to cover future claims payments required. However, such estimates are based on knowledge of current events and anticipated future events. Therefore, the actual liability could differ materially from the amounts provided.

Book Overdraft

Under our cash management system, checks issued but not yet presented to banks frequently result in overdraft balances for accounting purposes and are classified as a current liability in the consolidated balance sheets. Changes in book overdrafts from period to period are reported in the consolidated statement of cash flows as a financing activity.

Income Taxes

We recognize an asset or liability for the deferred tax consequences of temporary differences between the tax bases of assets or liabilities and their reported amounts in the financial statements. These temporary differences will result in taxable or deductible amounts in future years when the reported amounts of the assets or liabilities are recovered or settled. We also recognize the future tax benefits such as net operating and capital loss carryforwards as deferred tax assets. A valuation allowance is provided against these deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized. Future years’ tax expense may be increased or decreased by adjustments to the valuation allowance or to the estimated accrual for income taxes.

We record reserves for contingent tax benefits when it is not probable that the tax return position taken with respect to a particular transaction will be sustained. The contingency is not considered resolved until (1) the tax audit statute of limitations has expired, (2) a settlement is reached with the appropriate level of taxing authorities, or (3) the law changes such that there is objective evidence that it is probable that the uncertain tax position will be sustained.

Professional Liability Risk

We bear general business risks associated with operating our Company such as professional and general liability, employee workers’ compensation, and officer and director errors and omissions risks. Professional and general liability risks may include, for example, medical malpractice claims and disputes with members regarding benefit coverage. We retain these risks through our wholly-owned, consolidated insurance subsidiary. We reduce exposure to our own general business risks by insuring levels of coverage for losses in excess of our retained limits with a number of third party insurance companies. We remain liable in the event these insurance companies are unable to pay their portion of the losses. In an effort to minimize credit risk, we insure our risks with a number of insurance companies having a long history of strong financial ratings.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We accrue for professional liability claims reported and outstanding and an estimate of claims incurred but not reported (based on actuarial determinations using past experience, modified for current trends) and corresponding loss adjustment expenses incurred to adjudicate such claims. We continually review these estimated liabilities, and make necessary adjustments. We believe our professional liabilities are adequate to cover future payments required. However, given the nature and degree of uncertainty involved in projecting professional liability losses and the potential size of a claim, the actual liability could differ significantly from the amounts provided. We record the provision for professional liability losses, including any necessary adjustments to the estimated liability as well as the cost of third party insurance coverage and related legal expenses, as an administrative expense. We record estimated recoveries from third party insurers as a reduction of administrative expense. The recoverable from third party insurers is included as an asset in the accompanying consolidated balance sheet, as discussed in Note 10.

Derivative Financial Instruments

We use interest rate swap agreements to manage our exposure to interest rate risk. The differential between fixed and variable rates to be paid or received is accrued and recognized over the life of the agreements as adjustments to interest expense in the consolidated statements of income. Our interest rate swap agreements convert the fixed interest rates on our senior notes to a variable rate and are accounted for as fair value hedges. Our interest rate swap agreements are more fully described in Note 9.

Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment, or SFAS 123R, which requires companies to expense the fair value of employee stock options and other forms of stock-based compensation. This requirement represents a significant change because fixed-based stock option awards, historically a predominate form of stock compensation for us, were not recognized as compensation expense under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. SFAS 123R requires that the cost of the award, as determined on the date of grant at fair value, be recognized over the period during which an employee is required to provide service in exchange for the award (usually the vesting period). The grant-date fair value of the award is estimated using option-pricing models. SFAS 123R also requires that we estimate the expected forfeitures beginning January 1, 2006 under each stock compensation plan and only recognize compensation expense for those awards which are expected to vest. In addition, certain tax effects of stock-based compensation are reported as a financing activity rather than an operating activity in the statements of cash flows. We adopted SFAS 123R on January 1, 2006 under the modified retrospective transition method using the Black-Scholes pricing model. In accordance with the modified retrospective transition method, we have adjusted previously reported operating results to reflect the effect of expensing of certain stock awards, primarily stock options, based on amounts previously included in the pro forma disclosures under the original provisions of SFAS 123 for all prior years for which the provisions of SFAS 123 were effective. Additional detail regarding our stock-based compensation plans and the effect of our retrospective application of SFAS 123R is included in Note 11.

Earnings Per Common Share

We compute basic earnings per common share on the basis of the weighted average number of unrestricted common shares outstanding. Diluted earnings per common share is computed on the basis of the weighted average number of unrestricted common shares outstanding plus the dilutive effect of outstanding employee stock options and restricted shares using the treasury stock method.

3.  ACQUISITIONS

In January 2006, our Commercial segment reached an agreement to acquire CHA Service Company, or CHA Health, a health plan serving employer groups in Kentucky, for cash consideration of approximately $60.0 million plus any excess statutory surplus. This transaction, which is subject to regulatory approval, is expected to close effective in the second quarter of 2006.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On December 20, 2005, our Commercial segment acquired Corphealth, Inc., or Corphealth, a behavioral health care management company, for cash consideration of approximately $54.2 million, including transaction costs. This acquisition allows Humana to integrate coverage of medical and behavior health benefits. Net tangible assets acquired of $6.0 million primarily consisted of cash and cash equivalents. The purchase price exceeded the estimated fair value of the net tangible assets acquired by approximately $48.2 million. We preliminarily allocated this excess purchase price to other intangible assets of $8.6 million and associated deferred tax liabilities of $3.2 million, and non-deductible goodwill of $42.8 million. The other intangible assets, which consist primarily of customer contracts, have a weighted average useful life of 14.7 years. The allocation is subject to change pending completion of the valuation by a third party valuation specialist firm assisting us in evaluating the fair value of the assets acquired.

On February 16, 2005, our Government segment acquired CarePlus Health Plans of Florida, or CarePlus, as well as its affiliated 10 medical centers and pharmacy company. CarePlus provides Medicare Advantage HMO plans and benefits to Medicare Advantage members in Miami-Dade, Broward and Palm Beach counties. This acquisition enhances our Medicare market position in South Florida. We paid approximately $444.9 million in cash, including transaction costs. We financed the transaction with $294.0 million of borrowings under our credit agreement and $150.9 million of cash on hand. The purchase price is subject to a balance sheet settlement process with a nine month claims run-out period. This settlement, which will be reflected as an adjustment to goodwill, is not expected to be material. The fair value of the acquired tangible assets (assumed liabilities) consisted of the following:

(in thousands)
Cash and cash equivalents	$92,116
Premiums receivable and other current assets	6,510
Property and equipment and other assets	21,315
Medical and other expenses payable	(37,375)
Other current liabilities	(23,359)
Other liabilities	(5,915)
Net tangible assets acquired	$53,292

The purchase price exceeded the estimated fair value of the net tangible assets acquired by approximately $391.6 million. We allocated the excess purchase price over the fair value of the net tangible assets acquired to other intangible assets of $88.9 million and associated deferred tax liabilities of $33.5 million, and goodwill of $336.2 million. The other intangible assets, which consist primarily of subscriber contracts, have a weighted-average useful life of approximately 10 years. Approximately $47.4 million of the acquired goodwill is deductible for income tax purposes. We used an independent third party valuation specialist firm to assist us in evaluating the fair value of assets acquired.

On April 1, 2004, we acquired Ochsner Health Plan, or Ochsner, from the Ochsner Clinic Foundation for $157.1 million in cash.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The results of operations and financial condition of Corphealth, CarePlus and Ochsner have been included in our consolidated statements of income and consolidated balance sheets from the respective acquisition dates. The pro forma financial information presented below assumes that the acquisitions of Corphealth, CarePlus and Ochsner had occurred as of the beginning of each respective period. The pro forma adjustments include the pro forma effect of amortization of other intangible assets arising from the purchase price allocation and interest expense related to the assumed financing of the cash purchase price and the associated income tax effects of the pro forma adjustments. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that would have occurred had the Corphealth, CarePlus and Ochsner acquisitions been consummated at the beginning of the respective periods.

	For the year ended December 31,
	2005 (1)	2004 (2)
	(in thousands, except per share results)
Revenues	$14,500,064	$13,786,237
Net income	$301,198	$293,362
Earnings per common share:
Basic	$1.86	$1.83
Diluted	$1.82	$1.80

(1)          This period includes the pro forma impact of Corphealth for approximately 11.5 months and CarePlus for approximately 1.5 months.

(2)          This period includes the pro forma impact of Corphealth and CarePlus for 12 months and Ochsner for 3 months.

4.  INVESTMENT SECURITIES

Investment securities classified as current assets were as follows at December 31, 2005 and 2004:

	2005				2004
		Gross	Gross			Gross	Gross
	Amortized	Unrealized	Unrealized	Fair	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value
	(in thousands)
U.S. Government obligations	$791,322	$84	$(9,729)	$781,677	$650,200	$3,437	$(2,952)	$650,685
Tax exempt municipal securities	971,330	1,112	(11,637)	960,805	888,592	11,379	(3,722)	896,249
Corporate and other securities	422,127	566	(9,182)	413,511	469,375	8,593	(3,121)	474,847
Mortgage-backed securities	105,859	142	(2,761)	103,240	78,722	839	(1,146)	78,415
Redeemable preferred stocks	19,668	52,285	(289)	71,664	7,310	—	(134)	7,176
Debt securities	2,310,306	54,189	(33,598)	2,330,897	2,094,199	24,248	(11,075)	2,107,372
Non-redeemable preferred stocks	24,237	13	(243)	24,007	38,221	621	(569)	38,273
Investment securities	$2,334,543	$54,202	$(33,841)	$2,354,904	$2,132,420	$24,869	$(11,644)	$2,145,645

During the first quarter of 2006, we sold CorSolutions Medical, Inc., a disease management venture capital investment classified as a redeemable preferred stock in the above table, for cash proceeds of $65.9 million, resulting in a realized gain of $52.3 million ($32.6 million after tax).

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Investment securities classified as long-term assets were as follows at December 31, 2005 and 2004:

	2005				2004
			Gross			Gross	Gross
	Amortized	Unrealized	Unrealized	Fair	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value
	(in thousands)
U.S. Government obligations	$174,397	$36	$(2,542)	$171,891	$146,221	$514	$(901)	$145,834
Tax exempt municipal securities	96,875	119	(1,123)	95,871	69,529	686	(271)	69,944
Corporate and other securities	73,562	88	(617)	73,033	69,514	1,077	(143)	70,448
Mortgage-backed securities	11,104	—	(206)	10,898	14,258	143	(37)	14,364
Redeemable preferred stocks	14,552	23,728	(49)	38,231	31,348	12,767	(36)	44,079
Debt securities	370,490	23,971	(4,537)	389,924	330,870	15,187	(1,388)	344,669
Non-redeemable preferred stocks	—	—	—	—	2,491	24	—	2,515
Common stocks	1,111	—	—	1,111	1,281	—	—	1,281
Equity securities	1,111	—	—	1,111	3,772	24	—	3,796
Long-term investment securities	$371,601	$23,971	$(4,537)	$391,035	$334,642	$15,211	$(1,388)	$348,465

Long-term investment securities with a fair value of $93.5 million at December 31, 2005 and $95.4 million at December 31, 2004 were on deposit at financial institutions in certain states pursuant to the respective states’ insurance regulations.

Gross unrealized losses and fair value aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position were as follows at December 31, 2005 and 2004:

	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
2005	Value	Losses	Value	Losses	Value	Losses
	(in thousands)
U.S. Government obligations	$611,683	$(3,790)	$272,176	$(8,481)	$883,859	$(12,271)
Tax exempt municipal securities	470,477	(4,846)	258,825	(7,914)	729,302	(12,760)
Corporate and other securities	248,016	(4,932)	131,166	(4,867)	379,182	(9,799)
Mortgage-backed securities	51,921	(742)	36,987	(2,225)	88,908	(2,967)
Redeemable preferred stocks	—	—	6,862	(338)	6,862	(338)
Debt securities	1,382,097	(14,310)	706,016	(23,825)	2,088,113	(38,135)
Non-redeemable preferred stocks	4,409	(37)	5,477	(206)	9,886	(243)
Total investment securities	$1,386,506	$(14,347)	$711,493	$(24,031)	$2,097,999	$(38,378)

	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
2004	Value	Losses	Value	Losses	Value	Losses
	(in thousands)
U.S. Government obligations	$486,209	$(3,717)	$4,351	$(136)	$490,560	$(3,853)
Tax exempt municipal securities	316,913	(3,346)	26,869	(647)	343,782	(3,993)
Corporate and other securities	171,048	(1,846)	32,719	(1,418)	203,767	(3,264)
Mortgage-backed securities	28,865	(430)	16,581	(753)	45,446	(1,183)
Redeemable preferred stocks	6,266	(158)	1,238	(12)	7,504	(170)
Debt securities	1,009,301	(9,497)	81,758	(2,966)	1,091,059	(12,463)
Non-redeemable preferred stocks	8,455	(240)	10,789	(329)	19,244	(569)
Total investment securities	$1,017,756	$(9,737)	$92,547	$(3,295)	$1,110,303	$(13,032)

Unrealized losses at December 31, 2005 resulted from 447 positions out of a total of 731 positions held. Approximately 26% of the carrying value of our consolidated investment securities have been in an unrealized loss position greater than one year. The unrealized losses at December 31, 2005 primarily were caused by increases in interest rates. All issuers of securities trading at an unrealized loss remain current on all contractual payments and we believe it is probable that we will be able to collect all amounts due according to the contractual terms of the debt securities. After taking into account these and other factors, including the severity of the decline and our ability and intent to hold these securities until recovery or maturity, we determined the unrealized losses on these investment securities were temporary and, as such, no impairment was required.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The contractual maturities of debt securities available for sale at December 31, 2005, regardless of their balance sheet classification, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value
	(in thousands)
Due within one year	$262,934	$313,692
Due after one year through five years	819,201	806,441
Due after five years through ten years	581,570	572,478
Due after ten years	1,017,091	1,028,210
Total debt securities	$2,680,796	$2,720,821

Gross realized investment gains were $21.8 million in 2005, $36.6 million in 2004, and $52.8 million in 2003. Gross realized gains included gains from the sale of venture capital investments of $5.7 million in 2005, $16.0 million in 2004, and $15.2 million in 2003.

Gross realized investment losses were $3.5 million in 2005, $8.4 million in 2004, and $16.2 million in 2003. There were no impairment losses in 2005 or 2004. Gross realized losses included impairment losses of $3.2 million in 2003 after an evaluation indicated that a decline in fair value below the cost basis was other than temporary.

We participate in a securities lending program where we loan certain investment securities for short periods of time in exchange for collateral, consisting of cash or U.S. Government securities, initially equal to at least 102% of the fair value of the investment securities on loan. As of December 31, 2005, investment securities with a fair value of $134.2 million were on loan. Net investment income earned on securities lending transactions was $0.2 million in 2005, 2004 and 2003.

5.   PROPERTY AND EQUIPMENT, NET

Property and equipment was comprised of the following at December 31, 2005 and 2004:

	2005	2004
	(in thousands)
Land	$16,699	$19,329
Buildings	278,405	256,997
Equipment and computer software	936,463	786,713
Assets held for sale	9,786	6,172
	1,241,353	1,069,211
Accumulated depreciation	(756,941)	(669,705)
Property and equipment, net	$484,412	$399,506

Depreciation expense was $105.1 million in 2005, $107.3 million in 2004, and $115.2 million in 2003. Depreciation expense in 2004 and 2003 included the impact of accelerating depreciation related to abandoned software more fully described below.

Accelerated Depreciation in 2004 and 2003

After finalizing plans during the third quarter of 2004 to abandon some enrollment software by December 31, 2004, we reduced the estimated useful life of the software effective July 1, 2004. Accordingly, we accelerated the depreciation of the remaining software balance. The change in the useful life increased depreciation expense during 2004 by approximately $9.3 million ($5.7 million after tax).

After finalizing plans during the first quarter of 2003 to abandon software used in our operations by March 2003, we reduced the estimated useful life of the software effective January 1, 2003. Accordingly, we accelerated the depreciation of the remaining software balance of approximately $13.5 million ($8.3 million after tax) during the first quarter of 2003.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2003 Impairment

A decision to close the Jacksonville, Florida customer service center prompted a review for the possible impairment of long-lived assets associated with this center. Under a transition plan, we continued to use the long-lived assets of the Jacksonville customer service center until mid-2003, the completion date for consolidating this customer service center. The long-lived assets of this customer service center were supported by the future cash flows expected to result from members serviced by that center. Cash flows from members serviced by the center represented the lowest level of independently identifiable cash flows. For example, cash flows from members located primarily in the state of Florida and serviced by the Jacksonville service center supported the Jacksonville center’s long-lived assets until those members’ service was transitioned elsewhere.

Our impairment review during the first quarter of 2003 indicated that estimated undiscounted cash flows expected to result from the remaining use of the Jacksonville, Florida customer service center long-lived assets, primarily a building, were insufficient to recover their carrying value. Accordingly, we reduced the carrying value of these long-lived assets to their estimated fair value resulting in non-cash impairment expenses of $17.2 million ($10.5 million after tax) during the first quarter of 2003.

We used an independent third party appraisal to assist us in evaluating the fair value of the building. The non-cash impairment expenses are included with selling, general and administrative expenses in the accompanying consolidated statements of income.

Based upon our decision to sell the building previously used in our Jacksonville customer service operations, we classified it as held for sale and ceased depreciating the building effective July 1, 2003. The impact of ceasing depreciation of the building was not material to our results of operations. During the first quarter of 2004, we completed the sale of the Jacksonville building, recording proceeds of $14.8 million and a pretax loss of $0.2 million.

The allocation of the non-cash pretax expenses related to the accelerated depreciation and writedown of certain long-lived assets to our Commercial and Government segments was as follows for the years ended December 31, 2004 and 2003:

2004
	Commercial	Government	Total
(in thousands)
Line item affected:
Depreciation and amortization	$ 9,349	$ —	$ 9,349
Total pretax impact	$ 9,349	$ —	$ 9,349

2003
	Commercial	Government	Total
(in thousands)
Line item affected:
Selling, general and administrative	$ 4,325	$ 12,908	$ 17,233
Depreciation and amortization	13,527	—	13,527
Total pretax impact	$ 17,852	$ 12,908	$ 30,760

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6.   GOODWILL AND OTHER INTANGIBLE ASSETS

Changes in the carrying amount of goodwill, by operating segment, for the year ended December 31, 2005 were as follows:

	Commercial	Government	Total
	(in thousands)
Balance at December 31, 2004	$ 698,430	$ 187,142	$ 885,572
CarePlus acquisition	—	336,173	336,173
Corphealth acquisition	42,830	—	42,830
Balance at December 31, 2005	$ 741,260	$ 523,315	$ 1,264,575

Other intangible assets primarily relate to acquired subscriber contracts and are included with other long-term assets in the consolidated balance sheets. Amortization expense for other intangible assets was approximately $23.8 million in 2005, $10.5 million in 2004 and $11.6 million in 2003. The following table presents our estimate of amortization expense for each of the five next succeeding fiscal years:

(in thousands)
For the years ending December 31,:
2006	$ 17,782
2007	$ 14,550
2008	$ 11,951
2009	$ 8,126
2010	$ 7,582

The following table presents details of our other intangible assets included in other non-current assets in the accompanying consolidated balance sheets at December 31, 2005 and 2004:

	Weighted	2005			2004
	Average		Accumulated			Accumulated
	Life	Cost	Amortization	Net	Cost	Amortization	Net
	(in thousands)
Other intangible assets:
Subscriber contracts	10.5 yrs	$ 103,251	$ 18,483	$ 84,768	$ 97,256	$ 82,343	$ 14,913
Provider contracts	15.0 yrs	10,300	1,202	9,098	22,428	11,022	11,406
Licenses and other	17.8 yrs	12,890	2,741	10,149	5,790	1,787	4,003
Total other intangible assets	11.5 yrs	$ 126,441	$ 22,426	$ 104,015	$ 125,474	$ 95,152	$ 30,322

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7.   MEDICAL AND OTHER EXPENSES PAYABLE

Activity in medical and other expenses payable was as follows for the years ended December 31, 2005, 2004 and 2003:

	2005	2004	2003
	(in thousands)
Balances at January 1	$ 1,422,010	$ 1,272,156	$ 1,142,131

Acquisitions	37,375	71,063	—

Incurred related to:
Current year	11,765,662	10,763,105	9,955,491
Prior years	(114,192)	(93,458)	(76,070)
Total incurred	11,651,470	10,669,647	9,879,421

Paid related to:
Current year	(9,979,449)	(9,504,331)	(8,710,393)
Prior years	(1,221,724)	(1,086,525)	(1,039,003)
Total paid	(11,201,173)	(10,590,856)	(9,749,396)

Balances at December 31	$ 1,909,682	$ 1,422,010	$ 1,272,156

Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development).

As summarized in the previous table, claim reserve balances at December 31, 2004 ultimately settled during 2005 for $114.2 million less than the amounts originally estimated, representing 1.1% of medical claim expenses recorded in 2004. During 2004, claim reserve balances at December 31, 2003 ultimately settled for $93.5 million less than the amounts originally estimated, representing 0.9% of medical claim expenses recorded in 2003. This $20.7 million change in the amounts incurred related to prior years for 2005 as compared to 2004 resulted primarily from favorable development in our TRICARE line of business as a result of less than expected utilization in the latter half of 2004.

During 2003, claim reserve balances at December 31, 2002 ultimately settled during 2003 for $76.1 million less than the amounts originally estimated, representing 0.8% of medical claim expenses recorded in 2002. The $17.4 million change in the amounts incurred related to prior years for 2004 as compared to 2003 resulted primarily from favorable development in our Medicare line of business as a result of less than expected utilization in the latter half of 2003.

Our TRICARE contract contains risk-sharing provisions with the Department of Defense and with subcontractors, which effectively limit profits and losses when actual claim experience varies from the targeted medical claim amount negotiated annually. As a result of these contract provisions, the impact of changes in estimates for prior year TRICARE medical claims payable on our results of operations is reduced substantially, whether positive or negative.

We have 52% of our Medicare membership and 97% of our Medicaid membership under risk-sharing arrangements with providers. Accordingly, the impact of changes in estimates for prior year medical claims payable on our results from operations that are attributable to our Medicare and Medicaid lines of business may also be significantly reduced, whether positive or negative.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8.    INCOME TAXES

The provision for income taxes consisted of the following for the years ended December 31, 2005, 2004 and 2003:

	2005	2004	2003
	(in thousands)
Current provision:
Federal	$127,653	$73,280	$65,477
States and Puerto Rico	17,504	3,644	13,128
Total current provision	145,157	76,924	78,605
Deferred (benefit) provision	(39,007)	52,507	33,869
Provision for income taxes	$106,150	$129,431	$112,474

The provision for income taxes was different from the amount computed using the federal statutory rate for the years ended December 31, 2005, 2004 and 2003 due to the following:

	2005	2004	2003
	(in thousands)
Income tax provision at federal statutory rate	$141,008	$139,782	$117,674
States, net of federal benefit and Puerto Rico	13,169	13,361	13,033
Tax exempt investment income	(11,917)	(12,700)	(10,546)
Capital loss valuation allowance	(5,198)	(6,855)	(9,492)
Contingent tax benefits	(27,365)	(6,409)	—
Examination settlements	(3,518)	—	—
Other, net	(29)	2,252	1,805
Provision for income taxes	$106,150	$129,431	$112,474

The $27.4 million reduction in 2005 tax expense primarily related to the recognition of a $22.8 million contingent tax benefit and associated $3.1 million reversal of accrued interest resulting from the resolution of an uncertain tax position associated with the 2000 tax year during the first quarter of 2005 in connection with the expiration of the statute of limitations. In addition, during 2005 the Internal Revenue Service completed their audit of all open years prior to 2003 which also resulted in a $3.5 million reduction in 2005 tax expense associated with revisions to prior year’s estimated taxes. Changes in the capital loss valuation allowance resulted from our regular evaluation of probable capital gain realization in the allowable carryforward period given our recent and historical capital gain experience and the consideration of alternative tax planning strategies. The capital loss carryforward expired on December 31, 2005. As such, the remaining unused deferred tax asset and associated allowance were written off.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred income tax balances reflect the impact of temporary differences between the tax bases of assets or liabilities and their reported amounts in our consolidated financial statements, and are stated at enacted tax rates expected to be in effect when the reported amounts are actually recovered or settled. Principal components of our net deferred tax balances at December 31, 2005 and 2004 were as follows:

	Assets (Liabilities)
	2005	2004
	(in thousands)
Investment securities	$(14,963)	$(10,522)
Depreciable property and intangible assets	(133,672)	(110,369)
Medical and other expenses payable	(4,119)	(2,538)
Unearned revenues	5,718	8,858
Professional liability risks	13,650	13,193
Compensation and other accruals	74,210	43,873
Stock-based awards	39,452	35,298
Net operating loss carryforwards	11,987	13,970
Capital loss carryforward	—	22,078
Valuation allowance — capital loss carryforward	—	(20,123)
Total net deferred income tax liabilities	$(7,737)	$(6,282)
Amounts recognized in the consolidated balance sheets:
Other current assets	$68,510	$19,428
Other long-term liabilities	(76,247)	(25,710)
Total net deferred income tax liabilities	$(7,737)	$(6,282)

At December 31, 2005, we had approximately $31.9 million of net operating losses to carryforward related to prior acquisitions. These net operating loss carryforwards, if not used to offset future taxable income, will expire from 2006 through 2020. Based on our historical record of producing taxable income and profitability, we have concluded that future operating income will be sufficient to give rise to tax expense to recover all deferred tax assets.

9.    DEBT

Long-term debt outstanding was as follows at December 31, 2005 and 2004:

	2005	2004
	(in thousands)
Long-term debt:
6.30% senior, unsecured notes due 2018, net of unamortized discount of $724 at December 31, 2005 and $780 at December 31, 2004	$299,276	$299,220
7.25% senior, unsecured notes due 2006, net of unamortized discount of $86 at December 31, 2005 and $231 at December 31, 2004	299,914	299,769
Fair value of interest rate swap agreements	6,084	17,082
Deferred gain from interest rate swap exchange	6,131	16,338
Total senior notes	611,405	632,409
Credit agreement	200,000	—
Other long-term borrowings	3,639	4,287
Total debt	815,044	636,696
Less: Current portion of long-term debt	301,254	—
Total long-term debt	$513,790	$636,696

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Swap Agreements

In order to hedge the risk of changes in the fair value of our $300 million 6.30% senior notes and our $300 million 7.25% senior notes attributable to fluctuations in interest rates, we entered into interest rate swap agreements. Interest rate swap agreements, which are considered derivatives, are contracts that exchange interest payments on a specified principal amount, or notional amount, for a specified period. The interest rate swap agreements, which have the same critical terms as our 6.30% senior notes and our 7.25% senior notes, are designated fair value hedges. Changes in the fair value of the 6.30% or 7.25% senior notes and the swap agreements due to changing interest rates are assumed to offset each other completely, resulting in no impact to earnings from hedge ineffectiveness. Our swap agreements are recognized in our consolidated balance sheet at fair value with an equal and offsetting adjustment to the carrying value of our senior notes. The fair value of our interest rate swap agreements are estimated based on quoted market prices of comparable agreements, and reflect the amounts we would receive (or pay) to terminate the agreements at the reporting date.

Our interest rate swap agreements exchange the fixed interest rate under our 6.30% and 7.25% senior notes for a variable interest rate based on LIBOR. At December 31, 2005, the effective interest rate was 5.41% for the 6.30% senior notes and 6.22% for the 7.25% senior notes, including the amortization of the deferred swap gain. The $300 million swap agreements for the 6.30% senior notes mature on August 1, 2018, and the $300 million swap agreements for the 7.25% senior notes mature on August 1, 2006, and each has the same critical terms as the related senior notes.

At December 31, 2005, the fair value of our swap agreements related to the 6.30% senior notes was in our favor by $10.9 million and is included in other long-term assets and the fair value of our swap agreements related to the 7.25% senior notes was out of our favor by $4.8 million and is included in trade accounts payable and accrued expenses. Likewise, the carrying value of our senior notes has been increased $6.1 million to reflect their fair value. The counterparties to our swap agreements are major financial institutions with which we also have other financial relationships.

In June 2003, we recorded a deferred gain and received proceeds of $31.6 million in exchange for new swap agreements discussed above related to our 7.25% senior notes. The corresponding deferred swap gain of $31.6 million is being amortized to reduce interest expense over the remaining term of the 7.25% senior notes. Amortization of the deferred swap gain reduced interest expense $10.2 million in 2005, $9.8 million in 2004 and $5.5 million in 2003.

Credit Agreement

Our 5-year $600 million unsecured revolving credit agreement expires in September 2009. Under the agreement, at our option, we can borrow on either a competitive advance basis or a revolving credit basis. The revolving credit portion of the agreement bears interest at either a fixed rate or floating rate based on LIBOR plus a spread. The spread, which varies depending on our credit ratings, ranges from 50 to 112.5 basis points. We also pay an annual facility fee regardless of utilization. This facility fee, currently 15 basis points, may fluctuate between 12.5 and 37.5 basis points, depending upon our credit ratings. In addition, a utilization fee of 12.5 basis points is payable for any day in which borrowings under the facility exceed 50% of the total $600 million commitment. The competitive advance portion of any borrowings will bear interest at market rates prevailing at the time of borrowing on either a fixed rate or a floating rate basis, at our option.

The 5-year $600 million credit agreement contains customary restrictive and financial covenants as well as customary events of default, including financial covenants regarding the maintenance of net worth, minimum interest coverage, and maximum leverage ratios. At December 31, 2005, we were in compliance with all applicable financial covenant requirements. The terms of this credit agreement also include standard provisions related to conditions of borrowing, including a customary material adverse effect clause which could limit our ability to borrow. We have not experienced a material adverse effect, and we know of no circumstances or events which would be reasonably likely to result in a material adverse effect. At this time, we do not believe the material adverse effect clause poses a material funding risk to us. We have other relationships, including financial advisory and banking, with some of the parties to the credit agreement.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2005, we had $200 million of borrowings under the credit agreement outstanding at an interest rate of 5.04%. In addition, we have outstanding letters of credit of $35.1 million secured under the credit agreement. No amounts have ever been drawn on these letters of credit. As of December 31, 2005, we had $364.9 million of remaining borrowing capacity under the credit agreement.

Commercial Paper Program

We maintain and may issue short-term debt securities under a commercial paper program when market conditions allow. The program is backed by our credit agreement described above. Aggregate borrowings under both the credit agreement and commercial paper program generally may not exceed $600 million.

At December 31, 2005 and 2004, we had no commercial paper borrowings outstanding.

Other Borrowings

Other borrowings of $3.6 million at December 31, 2005 represent financing for the renovation of a building, bear interest at 2% per annum, are collateralized by the building, and are payable in various installments through 2014.

Shelf Registration

Our universal shelf registration with the Securities and Exchange Commission allows us to register debt or equity securities, from time to time, with the amount, price and terms to be determined at the time of the sale. We have up to $300 million remaining from a total of $600 million under the universal shelf registration. The net proceeds from any future sales of our debt securities under the universal shelf registration may be used for our operations and for other general corporate purposes, including repayment or refinancing of borrowings, working capital, capital expenditures, investments, acquisitions, or the repurchase of our outstanding securities.

10.    PROFESSIONAL LIABILITY RISKS

Activity in the reserve for our professional liability risks was as follows for the years ended December 31, 2005, 2004 and 2003:

	2005	2004	2003
	(in thousands)
Gross reserve at January 1	$231,494	$242,516	$262,763
Less recoverables from insurance	(52,423)	(95,008)	(142,595)
Net reserve at January 1	179,071	147,508	120,168

Acquisition	8,276	—	—

Incurred related to:
Current year	53,184	53,525	48,778
Prior years	(9,196)	(688)	—
Total incurred	43,988	52,837	48,778

Paid related to:
Current year	(251)	(659)	(1,356)
Prior years	(11,771)	(20,615)	(20,082)
Total paid	(12,022)	(21,274)	(21,438)

Net reserve at December 31	219,313	179,071	147,508
Plus recoverables from insurance	65,790	52,423	95,008
Gross reserve at December 31	$285,103	$231,494	$242,516

-Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As a result of changes in estimates of insured exposures in prior years, the total incurred losses decreased by $9.2 million in 2005 and $0.7 million in 2004 reflecting favorable loss development related to professional and general liability exposures. In 2004, this was partially offset by required strengthening related to our director and officer errors and omissions exposures.

For the past several years, we have reduced the amount of coverage purchased from third party insurance companies. This increased level of retention resulted in an increasing net reserve balance.

The total cost associated with our professional liabilities, including the cost of purchasing insurance coverage from a number of third party insurance companies not included in the previous table, totaled $48.2 million in 2005, $58.4 million in 2004 and $52.5 million in 2003.

Amounts classified as current and non-current and their respective location in the consolidated balance sheets were as follows at December 31, 2005 and 2004:

	2005	2004
	(in thousands)
Gross reserve included in:
Trade accounts payable and accrued expenses (current)	$39,471	$37,619
Other long-term liabilities (non-current)	245,632	193,875
Total gross reserve	285,103	231,494

Recoverables from insurance included in:
Other current assets (current)	7,886	8,441
Other assets (non-current)	57,904	43,982
Total recoverables from insurance	65,790	52,423
Total net reserve	$219,313	$179,071

11.   EMPLOYEE BENEFIT PLANS

Employee Savings Plan

We have defined contribution retirement and savings plans covering eligible employees. Our contribution to these plans is based on various percentages of compensation, and in some instances, on the amount of our employees’ contributions to the plans. The cost of these plans amounted to approximately $42.9 million in 2005, $37.6 million in 2004, and $37.9 million in 2003, all of which was funded currently to the extent it was deductible for federal income tax purposes. Based on the year end closing stock price of $54.33, approximately 31% of the retirement and savings plan’s assets were invested in our common stock representing less than 4% of the shares outstanding as of December 31, 2005. The Company match is invested in the Humana common stock fund. However, a participant may reinvest any funds, including the Company match in the Humana common stock fund, in any other plan investment option at any time.

Severance Benefits

We provide severance and related employee benefits based upon our existing employee benefit plans and policies. Severance benefits are generally determined based on years of service and salary. We accrue severance benefits when payment is probable and reasonably estimable in accordance with SFAS No. 112, Employers’ Accounting for Postemployment Benefits. The cost of this benefit amounted to approximately $0.7 million in 2005, $15.5 million in 2004 and $11.2 million in 2003. Severance is paid bi-weekly resulting in payments in periods subsequent to termination. We continually review estimates of future payments for probable severance benefits and make necessary adjustments to our liability for severance benefits.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock Based Compensation

We have plans under which options to purchase our common stock and restricted stock awards have been granted to officers, directors, key employees and consultants. The terms and vesting schedules for stock-based awards vary by type of grant. Generally, the awards vest upon time-based conditions. Upon exercise, stock-based compensation awards are generally settled with authorized but unissued company stock. The compensation cost that has been charged against income for these plans was as follows for the years ended December 31, 2005, 2004, and 2003:

	2005	2004	2003
	(in thousands)

Stock-based compensation expense by type:
Stock options	$24,304	$19,648	$8,881
Restricted stock awards	5,849	844	5,959
Total stock-based compensation expense	30,153	20,492	14,840
Tax benefit recognized	(11,337)	(7,971)	(5,773)
Stock-based compensation expense, net of tax	$ 18,816	$ 12,521	$ 9,067

A greater proportion of the awards granted to employees, excluding executive officers, during 2005 were restricted stock awards as opposed to stock options when compared to grants made in prior years.

The tax benefit recognized in our consolidated financial statements is based on the amount of compensation expense recorded for book purposes. The actual tax benefit realized in our tax return is based on the intrinsic value, or the excess of the market value over the exercise or purchase price, of stock options exercised and restricted stock awards vested during the period. The actual tax benefit realized for the deductions taken on our tax returns from option exercises and restricted stock vesting totaled $22.3 million in 2005, $9.0 million in 2004, and $28.5 million in 2003. There was no capitalized stock-based compensation cost.

At December 31, 2005, there were 12,513,939 shares reserved for employee and director stock award plans, including 2,852,181 shares of common stock available for future grants. On February 23, 2006, the Board of Directors approved the issuance of 1,517,507 additional options and restricted stock awards.

Stock Options

Stock options are granted with an exercise price equal to the average market value of the underlying common stock on the date of grant. Exercise provisions vary, but most options vest in whole or in part 1 to 3 years after grant and expire 7 to 10 years after grant. Upon grant, stock options are assigned a fair value based on the Black-Scholes valuation model. Compensation expense is recognized on a straight-line basis over the total requisite service period, generally the total vesting period, for the entire award.

The weighted average fair value of each option granted during 2005, 2004, and 2003 is provided below. The fair value was estimated on the date of grant using the Black-Scholes pricing model with the weighted average assumptions indicated below:

	2005	2004	2003
Weighted average fair value at grant date	$12.93	$9.95	$5.33
Expected option life (years)	5.0	6.0	6.5
Expected volatility	37.2%	44.6%	44.5%
Risk-free interest rate	3.9%	3.4%	3.4%
Dividend yield	None	None	None

When valuing employee stock options, we stratify the employee population into homogenous groups that historically have exhibited similar exercise behaviors. These groups include directors, executives, and all other employees. We value the stock options based on the unique assumptions for each of these employee groups.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We calculate the expected term for our employee stock options based on historical employee exercise behavior. The increase in our stock price in recent years has led to a pattern of earlier exercise by employees, therefore contributing to the gradual decline in the average expected term from 6.5 years in 2003, to 6.0 years in 2004, to 5.0 years in 2005.  Also contributing to the decline in the expected term is the change in the contractual term of stock options granted in 2005. Prior to 2005, the contractual term of employee stock options was 10 years. For stock options granted in 2005 and 2006 the contractual term was reduced to 7 years.

The volatility used to value employee stock options is based on historical volatility. We calculate historical volatility using a simple average calculation methodology based on daily price intervals as measured over the expected term of the option. We have consistently applied this methodology since our adoption of the disclosure provisions of SFAS 123. The decrease in the historical volatility used to value our employee stock options is due to changes in the stock price pattern over the past several years. Our stock price was more volatile in 1998 and 1999 than in recent years. As noted above, we measure volatility over a period equal to the expected term. The average expected term was 6.0 years in 2004, and therefore the period over which volatility was measured when valuing the 2004 stock options included more volatile years than 2005. The combination of the passage of time and the reduction of the expected term to 5.0 years reduced the volatility used to value stock options granted in 2005.

We base the risk-free interest rate on a traded zero-coupon U.S. Treasury bond with a term substantially equal to the option’s expected term.

Activity for our option plans was as follows for the years ended December 31, 2005, 2004 and 2003:

	Shares Under Option	Weighted Average Exercise Price
Options outstanding at December 31, 2002	10,526,871	$13.11
Granted	2,500,000	11.51
Exercised	(2,646,578)	10.59
Forfeited	(235,110)	12.39
Expired	(451,206)	17.08
Options outstanding at December 31, 2003	9,693,977	$13.22
Granted	2,784,000	21.03
Exercised	(2,098,679)	14.28
Forfeited	(210,987)	16.85
Expired	(75,625)	11.75
Options outstanding at December 31, 2004	10,092,686	$15.09
Granted	2,314,900	33.51
Exercised	(2,508,871)	14.50
Forfeited	(235,290)	21.39
Expired	(1,667)	20.66
Options outstanding at December 31, 2005	9,661,758	$ 19.50

			Weighted
		Weighted	Average	Aggregate	Aggregate
	Shares	Average	Remaining	Intrinsic	Intrinsic
	Under	Exercise	Contractual	Value	Value
	Option	Price	Term	Per Share(1)	($000)(1)

Options exercisable at December 31, 2005	4,830,165	$13.70	4.9 Years	$40.78	$196,982
Options vested and expected to vest at
December 31, 2005(2)	9,661,758	$19.50	6.0 Years	$34.99	$338,041

(1)             Computed based upon the amount by which the fair market value of our common stock at December 31, 2005 of $54.49 per share exceeded the weighted average exercise price.

(2)             We began estimating forfeitures under SFAS 123R upon adoption on January 1, 2006.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The total intrinsic value of stock options exercised during 2005 was $57.8 million, compared with $18.9 million during 2004 and $14.0 million during 2003. Cash received from stock option exercises for the years ended December 31, 2005, 2004, and 2003 totaled $36.4 million, $30.0 million, and $28.0 million, respectively.

Total compensation cost related to nonvested options not yet recognized was $21.1 million at December 31, 2005. We expect to recognize this compensation cost over a weighted average period of approximately 1.0 year.

Restricted Stock Awards

Restricted stock awards are granted with a fair value equal to the average market price of our common stock on the date of grant. Compensation expense is recorded straight-line over the vesting period, generally three years from the date of grant.

The weighted average grant date fair value of our restricted stock awards was $32.81, $24.77, and $10.19 for the years ended December 31, 2005, 2004, and 2003, respectively. Activity for our restricted stock awards was as follows for the year ended December 31, 2005:

	Shares	Weighted Average Grant-Date Fair Value
Nonvested restricted stock at December 31, 2004	12,453	$25.73
Granted	524,787	32.81
Vested	(20,400)	29.25
Forfeited	(15,500)	32.53
Nonvested restricted stock at December 31, 2005	501,340	$32.79

The fair value of shares vested during the years ended December 31, 2005, 2004, and 2003 was $0.6 million, $0.6 million, and $0.1 million, respectively. Total compensation cost related to nonvested restricted stock awards not yet recognized was $11.7 million at December 31, 2005. We expect to recognize this compensation cost over a weighted average period of approximately 2.1 years. There are no other contractual terms covering restricted stock awards once vested.

Restrospective Application

We adopted SFAS 123R effective January 1, 2006. In accordance with the modified retrospective transition method, we have adjusted previously reported results to reflect the effect of expensing stock awards. The following table illustrates the effect of the retrospective application on the beginning balances of the specified balance sheet accounts as if the fair value method described in SFAS 123R had been applied to all prior years for which the original provisions of SFAS 123 were effective.

	As of December 31,
	2005	2004
	(in thousands)

Other long-term liabilities (net deferred tax liability), before adoption	$662,129	$604,229
Adjustment for SFAS 123	(34,769)	(34,124)
Other long-term liabilities (net deferred tax liability), after adoption	$627,360	$570,105

Capital in excess of par value, before adoption	$1,098,117	$1,017,156
Adjustment for SFAS 123	137,771	137,281
Capital in excess of par value, after adoption	$1,235,888	$1,154,437

Retained earnings, before adoption	$1,538,306	$1,229,823
Adjustment for SFAS 123	(116,631)	(104,878)
Retained earnings, after adoption	$1,421,675	$1,124,945

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The effect of the retrospective adoption of SFAS 123R on the consolidated statements of income and cash flows for the years presented is as follows:

	For the years ended December 31,
	2005	2004	2003
	(in thousands, except per share results)

Income from operations, before adoption	$461,029	$439,022	$362,083
Adjustment for SFAS 123	(18,834)	(16,472)	(8,503)
Income from operations, after adoption	$442,195	$422,550	$353,580

Income before income taxes, before adoption	$421,714	$415,850	$344,716
Adjustment for SFAS 123	(18,834)	(16,472)	(8,503)
Income before income taxes, after adoption	$402,880	$399,378	$336,213

Net income, before adoption	$308,483	$280,012	$228,934
Adjustment for SFAS 123	(11,753)	(10,065)	(5,195)
Net income, after adoption	$296,730	$269,947	$223,739

Basic earnings per common share, before adoption	$1.91	$1.75	$1.44
Adjustment for SFAS 123	(0.08)	(0.07)	(0.03)
Basic earnings per common share, after adoption	$1.83	$1.68	$1.41

Diluted earnings per common share, before adoption	$1.87	$1.72	$1.41
Adjustment for SFAS 123	(0.08)	(0.06)	(0.03)
Diluted earnings per common share, after adoption	$1.79	$1.66	$1.38

Net cash provided by operating activities, before adoption	$625,627	$347,809	$413,140
Adjustment for SFAS 123	(15,545)	(3,748)	(15,219)
Net cash provided by operating activities, after adoption	$610,082	$344,061	$397,921

Net cash provided by (used in) financing activities, before adoption	$293,586	$(75,053)	$179,744
Adjustment for SFAS 123	15,545	3,748	15,219
Net cash provided by (used in) financing activities, after adoption	$309,131	$(71,305)	$194,963

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12.   EARNINGS PER COMMON SHARE COMPUTATION

Detail supporting the computation of basic and diluted earnings per common share was as follows for the years ended December 31, 2005, 2004 and 2003:

	2005	2004	2003
	(in thousands, except per share results)

Net income available for common stockholders	$296,730	$269,947	$223,739

Weighted average outstanding shares of common stock used to compute basic earnings per common share	161,714	160,421	158,968
Dilutive effect of:
Employee stock options	3,751	2,448	1,686
Restricted stock awards	95	36	1,752
Shares used to compute diluted earnings per common share	165,560	162,905	162,406

Basic earnings per common share	$1.83	$1.68	$1.41
Diluted earnings per common share	$1.79	$1.66	$1.38

Stock options to purchase 9,934 shares in 2005, 2,134,184 shares in 2004, and 4,209,266 shares in 2003 were anti-dilutive and, therefore, were not included in the computations of diluted earnings per common share.

13.   STOCKHOLDERS’ EQUITY

Stock Repurchases

During 2005, we acquired 68,296 of our common shares in connection with employee stock plans at an aggregate cost of $2.4 million, or an average of $34.62 per share.

Stockholders’ Rights Plan

Our stockholders’ rights plan expired in accordance with its terms in February 2006.

Regulatory Requirements

Certain of our subsidiaries operate in states that regulate the payment of dividends, loans, or other cash transfers to Humana Inc., our parent company, and require minimum levels of equity as well as limit investments to approved securities. The amount of dividends that may be paid to Humana Inc. by these subsidiaries, without prior approval by state regulatory authorities, is limited based on the entity’s level of statutory income and statutory capital and surplus. In most states, prior notification is provided before paying a dividend even if approval is not required.

As of December 31, 2005, we maintained aggregate statutory capital and surplus of $1,203.2 million in our state regulated subsidiaries. Each of these subsidiaries was in compliance with applicable statutory requirements which aggregated $722.2 million. Although the minimum required levels of equity are largely based on premium volume, product mix, and the quality of assets held, minimum requirements can vary significantly at the state level.

Most states rely on risk-based capital requirements, or RBC, to define the required levels of equity. RBC is a model developed by the National Association of Insurance Commissioners to monitor an entity’s solvency. This calculation indicates recommended minimum levels of required capital and surplus and signals regulatory measures should actual surplus fall below these recommended levels. If RBC were adopted by all states and Puerto Rico at December 31, 2005, we would be required to fund $14.7 million in one of our Puerto Rico subsidiaries to meet all requirements. After this funding, we would have $378.2 million of aggregate capital and surplus above any of the levels that require corrective action under RBC.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14.   COMMITMENTS, GUARANTEES AND CONTINGENCIES

Leases

We lease facilities, computer hardware, and other equipment under long-term operating leases that are noncancelable and expire on various dates through 2023. We sublease facilities or partial facilities to third party tenants for space not used in our operations. Rent with scheduled escalation terms are accounted for on a straight-line basis over the lease term. Rent expense and sublease rental income, which are recorded net as an administrative expense, for all operating leases was as follows for the years ended December 31, 2005, 2004 and 2003:

	2005	2004	2003
	(in thousands)
Rent expense	$81,357	$78,222	$70,815
Sublease rental income	(11,192)	(11,291)	(12,007)
Net rent expense	$70,165	$66,931	$58,808

Future annual minimum payments due subsequent to December 31, 2005 under all of our noncancelable operating leases with initial terms in excess of one year are as follows:

	Minimum	Sublease	Net
	Lease	Rental	Lease
	Payments	Receipts	Commitments
For the years ending December 31:	(in thousands)
2006	$84,993	$(4,163)	$80,830
2007	71,969	(3,562)	68,407
2008	49,653	(1,863)	47,790
2009	31,882	(889)	30,993
2010	30,443	(515)	29,928
Thereafter	28,173	(1,325)	26,848
Total	$297,113	$(12,317)	$284,796

Purchase Obligations

We have agreements to purchase services, primarily information technology related services, or to make improvements to real estate, in each case that are enforceable and legally binding on us and that specify all significant terms, including: fixed or minimum levels of service to be purchased; fixed, minimum or variable price provisions; and the appropriate timing of the transaction. We have purchase obligation commitments of $24.0 million in 2006, $11.6 million in 2007, $6.7 million in 2008, $2.4 million in 2009 and $1.7 million thereafter. Purchase obligations exclude agreements that are cancelable without penalty.

Off-Balance Sheet Arrangements

As part of our ongoing business, we do not participate or knowingly seek to participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or SPEs, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of December 31, 2005, we are not involved in any SPE transactions.

Guarantees and Indemnifications

Our operating lease of an airplane, which expires January 1, 2010, provides for a residual value payment of no more than $4.8 million at the end of the lease term. At the end of the term, we have the right to exercise a purchase option for $8.9 million or the airplane can be sold to a third party. If we decide not to exercise our purchase option, we must pay the lessor a maximum amount of $4.8 million. This amount will be reduced by the net sales proceeds in excess of $4.2 million from the sale of the airplane to a third party.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Through indemnity agreements approved by the state regulatory authorities, certain of our regulated subsidiaries generally are guaranteed by Humana Inc., our parent company, in the event of insolvency for (1) member coverage for which premium payment has been made prior to insolvency; (2) benefits for members then hospitalized until discharged; and (3) payment to providers for services rendered prior to insolvency. Our parent also has guaranteed the obligations of our TRICARE subsidiaries.

In the ordinary course of business, we enter into contractual arrangements under which we may agree to indemnify a third party to such arrangement from any losses incurred relating to the services they perform on behalf of us, or for losses arising from certain events as defined within the particular contract, which may include, for example, litigation or claims relating to past performance. Such indemnification obligations may not be subject to maximum loss clauses. Historically, payments made related to these indemnifications have been immaterial.

Government Contracts

Our Medicare business, which accounted for approximately 32% of our total premiums and ASO fees for the year ended December 31, 2005, primarily consisted of HMO, PPO and Fee-For-Service products covered under the Medicare Advantage contracts with the federal government. The contracts are renewed generally for a one-year term each December 31 unless CMS notifies Humana of its decision not to renew by May 1 of the contract year, or Humana notifies CMS of its decision not to renew by the first Monday in June of the contract year.

Our TRICARE business, which accounted for approximately 17% of our total premiums and ASO fees for the year ended December 31, 2005, primarily consisted of the South Region contract. The 5-year South Region contract is subject to annual renewals at the Government’s option and expires March 31, 2009. This contract contains provisions to negotiate a target health care cost amount annually with the federal government. Any variance from the target health care cost is shared with the federal government. As such, events and circumstances not contemplated in the negotiated target health care cost amount could have a material adverse effect on our business. These changes may include, for example, an increase or reduction in the number of persons enrolled or eligible to enroll due to the federal government’s decision to increase or decrease U.S. military presence around the world.  In the event government reimbursements were to decline from projected amounts, our failure to reduce the health care costs associated with these programs could have a material adverse effect on our business.

Our Medicaid business, which accounted for approximately 4% of our total premiums and ASO fees for the year ended December 31, 2005, consisted of contracts in Puerto Rico, Florida and Illinois. Our 3-year contracts with the Puerto Rico Health Insurance Administration, which accounted for approximately 3% of our total premium and ASO fees for the year ended December 31, 2005, were extended a fourth year and these contracts expire on June 30, 2006. We are preparing to bid on the new contracts that will be effective July 2006 although a request for such proposal has not yet been issued by the Puerto Rico Health Insurance Administration. At this time we are unable to predict the ultimate impact that any government policy decisions might have on our Medicaid contracts in Puerto Rico.

Our other current Medicaid contract, which is in Florida, is scheduled to expire on June 30, 2006. Due to Medicaid reform in Florida, we are currently negotiating the terms and rates for the renewal contract. We expect the current contract to be extended until August 31, 2006, and the subsequent renewal contract to be effective for a two-year term beginning September 1, 2006. Due to continual decreases in the reimbursement from the state of Illinois, we exited the Illinois Medicaid market effective July 31, 2005. The Illinois and Florida Medicaid contracts accounted for approximately 1% of our total premiums and ASO fees for the year ended December 31, 2005.

Other than as described herein, the loss of any of the contracts above or significant changes in these programs as a result of legislative action, including reductions in premium payments to us, or increases in member benefits without corresponding increases in premium payments to us, may have a material adverse effect on our financial position, results of operations, and cash flows.

Legal Proceedings

Managed Care Industry Purported Class Action Litigation

Since 1999, we have been involved in several purported class action lawsuits that were part of a wave of generally similar actions targeting the health care payer industry and particularly managed care companies. These

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

included a lawsuit against us and originally nine of our competitors that purported to be brought on behalf of physicians who treated our members since January 1, 1990. The plaintiffs asserted that we and other defendants paid providers’ claims incorrectly by paying lesser amounts than they submitted. These cases were consolidated in the United States District Court for the Southern District of Florida (“the Court”), and styled In re Managed Care Litigation.

On October 17, 2005, we and representatives of over 700,000 physicians and several state medical societies reached an agreement (“Settlement Agreement”) to settle the lawsuit by payment of $40 million for the physicians and an amount up to $18 million for the plaintiffs’ attorneys, subject to approval by the Court.  The Settlement Agreement recognizes that we have undertaken certain initiatives to facilitate relationships with, and payments to, physicians and provides for additional initiatives over its four-year term.  The Court preliminarily approved the Settlement Agreement on October 19, 2005, and set a Settlement Hearing for March 6, 2006.

Three other defendants, Aetna Inc., Cigna Corporation, and The Prudential Insurance Company of America previously entered into settlement agreements that have been approved by the Court. Health Net, Inc. announced a settlement agreement on May 2, 2005, and Wellpoint, Inc. (formerly WellPoint Health Networks, Inc. and Anthem, Inc.) announced a settlement agreement on July 11, 2005.

In connection with the settlement and other related litigation costs, we recorded pretax administrative expense of $71.9 million ($44.8 million after taxes, or $0.27 per diluted common share) in the third quarter of 2005.

Other Litigation and Proceedings

In July 2000, the Office of the Florida Attorney General initiated an investigation, apparently relating to some of the same matters that are involved in the managed care industry purported class action litigation described above. On September 21, 2001, the Texas Attorney General initiated a similar investigation. No actions have been filed against us by either state.

In addition, our business practices are subject to review by various state insurance and health care regulatory authorities and federal regulatory authorities. There has been increased scrutiny by these regulators of the business practices of managed care companies, including allegations of anticompetitive and unfair business activities, claims payment practices, commission payment practices, and utilization management practices. Some of these reviews have resulted in fines imposed on us and required changes in some of our practices. We continue to be subject to these reviews, which could result in additional fines or other sanctions being imposed on us or additional changes in some of our practices.

We also are involved in other lawsuits that arise in the ordinary course of our business operations, including claims of medical malpractice, bad faith, nonacceptance or termination of providers, improper rate setting, failure to disclose network discounts and various other provider arrangements, as well as challenges to subrogation practices. We also are subject to claims relating to performance of contractual obligations to providers, members, and others, including failure to properly pay claims and challenges to the use of certain software products in processing claims. Pending state and federal legislative activity may increase our exposure for any of these types of claims.

In addition, some courts have issued rulings which make it easier to hold plans liable for medical negligence on the part of network providers on the theory that providers are agents of the plans and that the plans are therefore vicariously liable for the injuries to members by providers.

Personal injury claims and claims for extracontractual damages arising from medical benefit denials are covered by insurance from our wholly owned captive insurance subsidiary and excess carriers, except to the extent that claimants seek punitive damages, which may not be covered by insurance in certain states in which insurance coverage for punitive damages is not permitted. In addition, insurance coverage for all or certain forms of liability has become increasingly costly and may become unavailable or prohibitively expensive in the future.

The outcome of current suits or likelihood or outcome of future suits or governmental investigations cannot be accurately predicted with certainty. In addition, the potential for increased liability for medical negligence arising from claims adjudication, along with the increased litigation that has accompanied the negative publicity and public perception of our industry, adds to this uncertainty. Therefore, such legal actions and government audits and investigations could have a material adverse effect on our financial position, results of operations, and cash flows.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15.   SEGMENT INFORMATION

We manage our business with two segments: Government and Commercial. The Government segment consists of members enrolled in government-sponsored programs, and includes three lines of business: Medicare Advantage, TRICARE, and Medicaid. The Commercial segment consists of members enrolled in products marketed to employer groups and individuals, and includes three lines of business: fully insured medical, ASO, and specialty. We identified our segments in accordance with the aggregation provisions of SFAS 131, which is consistent with information used by our Chief Executive Officer in managing our business. The segment information aggregates products with similar economic characteristics. These characteristics include the nature of customer groups and pricing, benefits and underwriting requirements.

The accounting policies of each segment are the same and are described in Note 2. The results of each segment are measured by income before income taxes. We allocate all selling, general and administrative expenses, investment and other income, interest expense, and goodwill, but no other assets or liabilities, to our segments. Members served by our two segments often utilize the same medical provider networks, enabling us to obtain more favorable contract terms with providers. Our segments also share overhead costs and assets. As a result, the profitability of each segment is interdependent.

Our segment results were as follows for the years ended December 31, 2005, 2004, and 2003:

	Government Segment
	2005	2004	2003
	(in thousands)
Revenues:
Premiums:
Medicare Advantage	$4,590,362	$3,086,598	$2,527,446
TRICARE	2,407,653	2,127,595	2,249,725
Medicaid	548,714	511,193	487,100
Total premiums	7,546,729	5,725,386	5,264,271
Administrative services fees	50,059	106,764	148,830
Investment and other income	21,123	26,261	22,839
Total revenues	7,617,911	5,858,411	5,435,940
Operating expenses:
Medical	6,272,045	4,825,064	4,439,007
Selling, general and administrative	963,354	715,299	728,651
Depreciation and amortization	56,310	44,488	43,831
Total operating expenses	7,291,709	5,584,851	5,211,489

Income from operations	326,202	273,560	224,451

Interest expense	9,526	4,497	3,211

Income before income taxes	$316,676	$269,063	$221,240

Premium and administrative services revenues derived from our contracts with the federal government, as a percentage of our total premium and ASO revenues, were approximately 51% for 2005, 43% for 2004 and 42% for 2003.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Commercial Segment
	2005	2004	2003
	(in thousands)
Revenues:
Premiums:
Fully insured:
PPO	$3,635,347	$3,786,501	$3,369,109
HMO	2,432,768	2,827,981	2,871,697
Total fully insured	6,068,115	6,614,482	6,240,806
Specialty	386,747	349,564	320,206
Total premiums	6,454,862	6,964,046	6,561,012
Administrative services fees	209,378	166,032	122,846
Investment and other income	135,976	115,836	106,513

Total revenues	6,800,216	7,245,914	6,790,371

Operating expenses:
Medical	5,379,425	5,844,583	5,440,414
Selling, general and administrative	1,232,250	1,179,037	1,137,880
Depreciation and amortization	72,548	73,304	82,948

Total operating expenses	6,684,223	7,096,924	6,661,242

Income from operations	115,993	148,990	129,129

Interest expense	29,789	18,675	14,156

Income before income taxes	$86,204	$130,315	$114,973

16.   REINSURANCE

Certain old blocks of run-off insurance assumed in acquisitions, primarily life insurance and annuities, are subject to 100% coinsurance agreements where the underwriting risk and all administrative functions, including premium collections and claim payments, related to these policies has been ceded to a third-party. Coinsurance is a form of reinsurance. We acquired these policies and the related reinsurance agreements with the purchase of the stock of the companies in which the policies were originally written. We acquired these companies for business reasons unrelated to these policies, including the companies’ licenses necessary to fulfill strategic plans.

A reinsurance agreement between two entities transfers the underwriting risk of policyholder liabilities to a reinsurer; while the primary insurer retains the contractual relationship with the ultimate insured. As such, these reinsurance agreements do not completely relieve us of our potential liability to the ultimate insured. However, given the transfer of underwriting risk, our potential liability is limited to the credit exposure which exists should the reinsurer be unable to meet their obligations assumed under these reinsurance agreements.

Given that all policies are 100% reinsured by third parties, the following amounts pertaining to the reinsurance agreements had no effect on our results of operations. Premiums ceded were $21.7 million in 2005, $30.0 million in 2004, and $45.3 million in 2003. Liabilities, included in other long-term liabilities, and related reinsurance recoverables, included in other long-term assets, in the accompanying consolidated balance sheets under these coinsurance agreements were $253.4 million at December 31, 2005 and $260.6 million at December 31, 2004.

Humana Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We evaluate the financial condition of these reinsurers on a regular basis. These reinsurers are well-known and well-established, as evidenced by the strong financial ratings at December 31, 2005 presented below:

	Total
Reinsurer	Recoverable	Rating (a)
	(in thousands)
Protective Life Insurance Company	$229,019	A+ (superior)
All others	24,400	A to A-(excellent)
	$253,419

(a)             Ratings are published by A.M. Best Company Inc.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
of Humana Inc.:

We have completed integrated audits of Humana Inc.’s 2005 and 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005, and an audit of its 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements and financial statement schedules

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Humana Inc. and its subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules included as Exhibit 99.4 present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, in accordance with the modified retrospective transition method effective January 1, 2006.

Internal control over financial reporting

Also, in our opinion, management’s assessment (not separately presented herein), included in Management’s Report on Internal Control Over Financial Reporting appearing under Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, that the Company maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control— Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Louisville, Kentucky
March 3, 2006, except for Notes 2, 8, and 11
     for which the date is May 24, 2006

The quarterly unaudited results of operations set forth below have been revised from the quarterly unaudited results included in Humana’s Annual Report on Form 10-K for the year ended December 31, 2005 to reflect the retrospective application of Humana’s adoption of Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment, or SFAS 123R. Revisions are highlighted in blue.

Humana Inc.
QUARTERLY FINANCIAL INFORMATION
(Unaudited)

A summary of our quarterly unaudited results of operations for the years ended December 31, 2005 and 2004 follows:

	2005
	First (a)	Second	Third	Fourth (b)
	(in thousands, except per share results)
Total revenues	$3,387,225	$3,546,361	$3,821,461	$3,663,080
Income before income taxes	116,680	124,848	66,678	94,674
Net income	106,735	81,412	46,807	61,776
Basic earnings per common share	0.66	0.50	0.29	0.38
Diluted earnings per common share	0.65	0.49	0.28	0.37

	2004
	First	Second (c)	Third	Fourth
	(in thousands, except per share results)
Total revenues	$3,286,949	$3,431,478	$3,176,273	$3,209,625
Income before income taxes	99,417	117,123	123,177	59,661
Net income	65,780	77,558	81,678	44,931
Basic earnings per common share	0.41	0.48	0.51	0.28
Diluted earnings per common share	0.40	0.48	0.51	0.27

(a)             Includes the operations of CarePlus since February 16, 2005, the date of its acquisition.

(b)            Includes the operations of Corphealth since December 20, 2005, the date of its acquisition.

(c)             Includes the operations of Ochsner since April 1, 2004, the date of its acquisition.